UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 10, 2005

The Houston Exploration Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11899	22-2674487
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Louisiana Street, Suite 2000, Houston, Texas		77002-5215
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-830-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Item 1.01. Entry into a Material Definitive Agreement.

On March 10, 2005, The Houston Exploration Company ("Houston Exploration") entered into an employment agreement with John E. Bergeron, Jr. in connection with Mr. Bergeron’s appointment as Vice President and General Manager – Offshore Division.

Under the employment agreement, Mr. Bergeron will initially receive an annual base salary of $215,000 (subject to review each year by our Compensation and Management Development Committee) and will be entitled to an annual incentive bonus equal to 55% of base salary. Payment of the bonus is based on achievement of performance goals established each year by our Compensation and Management Development Committee. Mr. Bergeron is eligible to participate in our stock compensation and deferred compensation plans. The agreement provides for an automobile allowance of $700 per month and reimbursement of certain business expenses. The initial term of the agreement is three years, with automatic one-year extensions thereafter unless Houston Exploration or Mr. Bergeron provides notice of termination at least 90 days prior to the end of the applicable term.

The agreement provides that if we terminate Mr. Bergeron without "cause" (as defined in the employment agreement), or if he terminates his employment with us for "good reason" (as defined in the agreement, which includes the occurrence of certain events following a change in control), we are obligated to pay him a lump-sum severance payment equal to 2.99 times his then current annual rate of total compensation, and to continue certain medical benefits. "Total compensation" is defined in the agreements to include salary, targeted bonus (calculated as though the applicable performance goals had been met) and car allowance. Based on Mr. Bergeron’s initial compensation level, if this occurred, he would receive approximately $1.0 million. The agreement further provides that if any payments made to Mr. Bergeron, whether or not under the agreement, would result in an excise tax being imposed under Section 4999 of the Internal Revenue Code, we will make him "whole" on a net after-tax basis.

We may terminate the employment agreement for cause or upon the death or disability of Mr. Bergeron without financial obligation (other than payment of any accrued obligations). Mr. Bergeron may terminate his employment agreement at any time for any reason upon at least 30 days’ prior written notice. In the event Mr. Bergeron is terminated by us without cause or upon death or disability, or he terminates his employment with us for good reason, any unvested shares of restricted stock, unvested options or similar deferred compensation automatically will vest and any other conditions to such awards shall be deemed satisfied.

This brief description of the material terms of the employment agreement is qualified by reference to the provisions of the agreement attached to this report as Exhibit 99.2, which is incorporated by reference herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 10, 2005, Houston Exploration announced the appointment of John E. ("Jack") Bergeron, Jr. as Vice President and General Manager – Offshore Division, effective March 10, 2005. Mr. Bergeron, 47, will be responsible for all aspects of our Gulf of Mexico operations including prospect generation, exploration and development drilling, technology, and leasing opportunities. Prior to joining Houston Exploration, Mr. Bergeron worked for Fina Oil and Chemical Company from 1995 until the acquisition of Fina by Total E&P USA Inc. in 1999. While at Total he served as the Quality Manager from August 2004 until March 2005, overseeing management systems and operational improvements for the organization’s operations. From November 2002 until August 2004, he was Alaska Manager for Total’s exploration operations at the North Slope. From January 2000 until November 2002, he served as Deputy & Manager – Development Division for Total’s U.S. onshore development operations, and from 1996 until January 2000 he was Engineering Manager – Development Division. Mr. Bergeron also held various engineering and management positions with Southwest Royalties, Inc., Tenneco Oil Company and Gulf Oil Corporation. Mr. Bergeron is a licensed professional engineer in the state of Texas and received a bachelor’s degree in petroleum engineering from The University of Texas at Austin.

Item 7.01. Regulation FD Disclosure.

The information included under Item 1.01 "Entry into a Material Definitive Agreement" of this report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release dated March 10, 2005 announcing the appointment of John E. Bergeron, Jr. to Vice President and General Manager-Offshore Division.

99.2 Employment Agreement dated March 10, 2005, between John E. Bergeron, Jr. and The Houston Exploration Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Houston Exploration Company

March 10, 2005	By:	/s/ James F. Westmoreland

Name: James F. Westmoreland
Title: Vice President and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 10, 2005 announcing the appointment of John E. Bergeron, Jr. to Vice President and General Manager Offshore Division.
99.2	Employment Agreement dated March 10, 2005, between John E. Bergeron, Jr. and The Houston Exploration Company.